Exhibit 99

Eaton Reports Record Fourth Quarter 2025 Results, with Accelerating Orders and Continued Backlog Growth, and Issues Guidance on 2026 Outlook

•Twelve-month rolling average order acceleration in Electrical Americas, up 16%, driven by data center momentum, with strong Aerospace order growth, up 11%

•Strong year-over-year backlog growth of 29% in Electrical sector and 16% in Aerospace segment

•Fourth quarter record segment margins of 24.9%, above the high end of guidance

•Fourth quarter earnings per share of $2.91, a fourth quarter record and up 19% over 2024, and record adjusted earnings per share of $3.33, up 18% over 2024

•For full year 2025, record earnings per share of $10.45, up 10% over 2024, and record adjusted earnings per share of $12.07, up 12% over 2024, with 8% organic growth

•For full year 2026, earnings per share expected to be between $11.57 and $12.07, up 13% at the midpoint over 2025, and adjusted earnings per share expected to be between $13.00 and $13.50, up 10% at the midpoint over 2025

DUBLIN — February 26, 2026 — Intelligent power management company Eaton Corporation plc (NYSE:ETN) today announced that fourth quarter 2025 earnings per share were $2.91, a fourth quarter record. Excluding charges of $0.25 per share related to intangible amortization, $0.10 per share related to acquisitions and divestitures, and $0.07 per share related to a multi-year restructuring program, adjusted earnings per share of $3.33 were a record.

Sales in the quarter were $7.1 billion, a record and up 13% from the fourth quarter of 2024. The sales increase consisted of 9% growth in organic sales, 2% growth from acquisitions and 2% growth from foreign exchange.

Segment margins were 24.9%, a fourth quarter record and a 20-basis point improvement over the fourth quarter of 2024.

Operating cash flow was $2.0 billion and free cash flow was $1.6 billion, both quarterly records and up 23% and 17%, respectively, over the same period in 2024.

Paulo Ruiz, Eaton chief executive officer, said, “In the fourth quarter, we continued to convert strong demand into accelerated orders and organic growth. Electrical and Aerospace were standout drivers, contributing to sustained backlog growth and a book-to-bill ratio of 1.1.”

For the full year 2025, sales were a record $27.4 billion, up 10% from 2024. The sales increase consisted of 8% growth in organic sales and 2% growth from acquisitions.

Segment margins of 24.5% for 2025 were a record and at the high end of the latest guidance range. This represents a 50-basis point improvement over the full year 2024.

Earnings per share for 2025 were a record $10.45, up 10% over 2024. Excluding charges of $0.99 per share related to intangible amortization, $0.37 per share related to acquisitions and divestitures, and $0.26 per share related to a multi-year restructuring program, adjusted earnings per share were a record $12.07, up 12% over 2024.

Operating cash flow for 2025 was $4.5 billion and free cash flow was $3.6 billion, both records and up 3% and 1%, respectively, over the same period in 2024.

On full year results, Ruiz continued, “Our solid performance in 2025 was driven by our Lead, Invest and Execute for Growth strategy, including key investments that expanded our capacity and capabilities. Our growing and diversified backlog provides us with extended visibility, enabling predictable financial performance and disciplined capital planning. As we enter 2026, we are confident that this momentum positions us to capitalize on the significant opportunities ahead—from digitalization and AI to reindustrialization, infrastructure spending and growth in the aerospace markets—while continuing progress toward our 2030 targets and delivering value for our shareholders.”

Guidance

For the full year 2026, the company anticipates:
•Organic growth of 7-9%
•Segment margins of 24.6-25.0%
•Earnings per share between $11.57 and $12.07
•Adjusted earnings per share between $13.00 and $13.50

For the first quarter of 2026, the company anticipates:
•Organic growth of 5-7%
•Segment margins of 22.2-22.6%
•Earnings per share between $2.29 and $2.49
•Adjusted earnings per share between $2.65 and $2.85

Business Segment Results

Sales for the Electrical Americas segment were a record $3.5 billion, up 21% from the fourth quarter of 2024. The sales increase consisted of 15% growth in organic sales, 5% growth from acquisitions and 1% growth from foreign exchange. Operating profits were a record $1.0 billion, up 14% over the fourth quarter of 2024, and operating margins in the quarter were 29.8%.

The twelve-month rolling average of orders in the fourth quarter was up 16% organically. Backlog at the end of December remained strong and was up 31% over December 2024.

Sales for the Electrical Global segment were a fourth quarter record $1.7 billion, up 10% from the fourth quarter of 2024. Organic sales were up 6%, and positive currency translation added 4%. Operating profits were a fourth quarter record $340 million, up 23% over the fourth quarter of 2024. Operating margins in the quarter were 19.7%, up 200 basis points over the fourth quarter of 2024.

The twelve-month rolling average of orders in the fourth quarter was up 6% organically. Backlog at the end of December was up 19% over December 2024.

On a rolling twelve-month basis, the book-to-bill ratio for the Electrical businesses remained strong at 1.1.

Aerospace segment sales were a record $1.1 billion, up 14% from the fourth quarter of 2024. Organic sales were up 12%, and positive currency translation added 2%. Operating profits were $268 million, a fourth quarter record and up 21% over the fourth quarter of 2024. Operating margins of 24.1% were up 120 basis points over the fourth quarter of 2024.

The twelve-month rolling average of orders in the fourth quarter was up 11% organically. The backlog at the end of December was up 16% over December 2024. On a rolling twelve-month basis, the book-to-bill ratio for the Aerospace segment remained strong at 1.1.

The Vehicle segment posted sales of $586 million, down 9% from the fourth quarter of 2024. Organic sales declined 13%, which was partially offset by 4% from positive currency translation. Operating profits were $96 million, and operating margins in the quarter were 16.5%.

eMobility segment sales were $125 million, down 15% from the fourth quarter of 2024. Organic sales declined 17%, which was partially offset by 2% from positive currency translation. The segment recorded an operating profit of $10 million, and operating margins in the quarter were 7.8%.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial and institutional, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re helping to solve the world’s most urgent power management challenges and building a more sustainable society for people today and generations to come.

Founded in 1911, Eaton has continuously evolved to meet the changing and expanding needs of our stakeholders. With revenues of $27.4 billion in 2025, the company serves customers in 180 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties today as a live audio webcast at 11 a.m. United States Eastern time via a link on Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website before the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning first quarter and full year 2026 earnings per share, adjusted earnings per share, organic growth and segment margins; anticipated capital deployment; anticipated multi-year restructuring program charges and savings; the anticipated acquisition of Boyd Thermal; and Eaton’s intention to pursue a separation of its Mobility business. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: a global pandemic; unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; supply chain disruptions, unanticipated changes in the cost of material, labor, and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of disruptive or competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest at Eaton or at our customers or suppliers; natural disasters; the performance of recent acquisitions; unanticipated difficulties closing or integrating acquisitions; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; significant transaction costs; unknown liabilities; risk of litigation and/or regulatory actions relating to the proposed acquisition; unexpected difficulties completing divestitures; new laws, tariffs and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; geo-political tensions or war, civil or political unrest or terrorism; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended December 31, 2025, are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2025	2024	2025	2024
Net sales	$7,055	$6,240	$27,448	$24,878

Cost of products sold	4,457	3,811	17,131	15,375
Selling and administrative expense	1,009	1,003	4,311	4,077
Research and development expense	203	201	797	794
Interest expense - net	70	42	241	130
Other expense (income) - net	22	16	37	(64)
Income before income taxes	1,294	1,167	4,932	4,566
Income tax expense	161	195	841	768
Net income	1,133	972	4,090	3,798
Less net income for noncontrolling interests	(1)	(1)	(3)	(4)
Net income attributable to Eaton ordinary shareholders	$1,132	$971	$4,087	$3,794

Net income per share attributable to Eaton ordinary shareholders
Diluted	$2.91	$2.45	$10.45	$9.50
Basic	2.92	2.46	10.48	9.54

Weighted-average number of ordinary shares outstanding
Diluted	389.5	396.0	391.2	399.4
Basic	388.2	394.1	389.9	397.6

Reconciliation of net income attributable to Eaton ordinary shareholders to adjusted earnings
Net income attributable to Eaton ordinary shareholders	$1,132	$971	$4,087	$3,794
Excluding acquisition and divestiture charges, after-tax	40	9	145	26
Excluding restructuring program charges, after-tax	28	56	103	160
Excluding intangible asset amortization expense, after-tax	97	84	384	335
Adjusted earnings	$1,297	$1,120	$4,720	$4,314

Net income per share attributable to Eaton ordinary shareholders - diluted	$2.91	$2.45	$10.45	$9.50
Excluding per share impact of acquisition and divestiture charges, after-tax	0.10	0.02	0.37	0.06
Excluding per share impact of restructuring program charges, after-tax	0.07	0.14	0.26	0.40
Excluding per share impact of intangible asset amortization expense, after-tax	0.25	0.22	0.99	0.84
Adjusted earnings per ordinary share	$3.33	$2.83	$12.07	$10.80
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2025	2024	2025	2024
Net sales
Electrical Americas	$3,506	$2,905	$13,276	$11,436
Electrical Global	1,728	1,569	6,815	6,248
Aerospace	1,111	971	4,249	3,744
Vehicle	586	647	2,505	2,790
eMobility	125	147	604	662
Total net sales	$7,055	$6,240	$27,448	$24,878

Segment operating profit (loss)
Electrical Americas	$1,046	$918	$3,972	$3,455
Electrical Global	340	277	1,323	1,149
Aerospace	268	222	1,013	859
Vehicle	96	122	419	502
eMobility	10	3	(14)	(7)
Total segment operating profit	1,760	1,542	6,713	5,959

Corporate
Intangible asset amortization expense	(121)	(107)	(486)	(425)
Interest expense - net	(70)	(42)	(241)	(130)
Pension and other postretirement benefits income	4	10	19	40
Restructuring program charges	(35)	(70)	(133)	(202)
Other expense - net	(244)	(166)	(941)	(675)
Income before income taxes	1,294	1,167	4,932	4,566
Income tax expense	161	195	841	768
Net income	1,133	972	4,090	3,798
Less net income for noncontrolling interests	(1)	(1)	(3)	(4)
Net income attributable to Eaton ordinary shareholders	$1,132	$971	$4,087	$3,794
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2025	December 31, 2024
Assets
Current assets
Cash	$622	$555
Short-term investments	181	1,525
Accounts receivable - net	5,387	4,619
Inventory	4,721	4,227
Prepaid expenses and other current assets	1,444	874
Total current assets	12,355	11,801

Property, plant and equipment - net	4,316	3,729

Other noncurrent assets
Goodwill	15,769	14,713
Other intangible assets	5,054	4,658
Operating lease assets	768	806
Deferred income taxes	707	609
Other assets	2,281	2,066
Total assets	$41,251	$38,381

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$1	$—
Current portion of long-term debt	1,136	674
Accounts payable	4,168	3,678
Accrued compensation	644	670
Other current liabilities	3,421	2,835
Total current liabilities	9,370	7,857

Noncurrent liabilities
Long-term debt	8,758	8,478
Pension liabilities	702	741
Other postretirement benefits liabilities	161	164
Operating lease liabilities	637	669
Deferred income taxes	265	275
Other noncurrent liabilities	1,889	1,667
Total noncurrent liabilities	12,412	11,994

Shareholders’ equity
Eaton shareholders’ equity	19,425	18,488
Noncontrolling interests	44	43
Total equity	19,469	18,531
Total liabilities and equity	$41,251	$38,381

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2025 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution). Columns and rows may not add and the sum of components may not equal total amounts reported due to rounding.

Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings, adjusted earnings per ordinary share, and free cash flow, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they provide additional meaningful financial information that should be considered when assessing our business performance and trends, and they allow investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
The Company's first quarter and full year net income per ordinary share and adjusted earnings per ordinary share guidance for 2026 is as follows:

	Three months ended March 31, 2026	Year ended December 31, 2026
Net income per share attributable to Eaton ordinary shareholders - diluted	$2.29 - $2.49	$11.57 - $12.07
Excluding per share impact of acquisition and divestiture charges, after tax	0.05	0.19
Excluding per share impact of restructuring program charges, after tax	0.06	0.23
Excluding per share impact of intangible asset amortization expense, after tax	0.25	1.01
Adjusted earnings per ordinary share	$2.65 - $2.85	$13.00 - $13.50
Reconciliations of operating cash flow to free cash flow is as follows:

	Three months ended December 31
(In millions)	2025	2024
Operating cash flow	$1,965	$1,597
Capital expenditures for property, plant and equipment	(392)	(255)
Free cash flow	$1,573	$1,342

	Year ended December 31
(In millions)	2025	2024
Operating cash flow	$4,472	$4,327
Capital expenditures for property, plant and equipment	(919)	(808)
Free cash flow	$3,553	$3,518

Note 2. ACQUISITIONS AND DIVESTITURE OF BUSINESSES
Acquisition of Exertherm
On May 20, 2024, Eaton acquired Exertherm, a U.K.-based provider of thermal monitoring solutions for electrical equipment. Exertherm is reported within the Electrical Americas business segment.
Acquisition of a 49% stake in NordicEPOD AS
On May 31, 2024, Eaton acquired a 49 percent stake in NordicEPOD AS, which designs and assembles standardized power modules for data centers in the Nordic region. Eaton accounts for this investment on the equity method of accounting and it is reported within the Electrical Global business segment.
Acquisition of Fibrebond Corporation
On April 1, 2025, Eaton acquired Fibrebond Corporation (Fibrebond) for $1.43 billion, net of cash acquired. Fibrebond is a U.S. based designer and builder of pre-integrated modular power enclosures for data center, industrial, utility and communications customers. Fibrebond had sales of approximately $378 million for the twelve months ended February 28, 2025, and is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed $240 million of employee transaction and retention awards. Awards vest in six equal annual installments starting in the second quarter of 2025, subject to continued employment with Eaton. Forfeited employee awards are paid to former Fibrebond shareholders annually. Eaton recognizes compensation expense for the awards over the requisite service period and any employee forfeitures owed to former Fibrebond shareholders are expensed immediately in Other expense (income) - net. During the fourth quarter of 2025, compensation expense of $8 million, $2 million and $8 million were included in Costs of products sold, Selling and administrative expense, and Other expense (income) - net, respectively, on the Consolidated Statements of Income. During 2025, compensation expense of $51 million, $16 million and $15 million were included in Costs of products sold, Selling and administrative expense, and Other expense (income) - net, respectively, on the Consolidated Statements of Income.
Acquisition of Resilient Power Systems Inc.
On August 6, 2025, Eaton acquired Resilient Power Systems Inc. (Resilient), a leading North American developer and manufacturer of innovative energy solutions, including solid-state transformer-based technology. Resilient was acquired for $86 million, including $55 million of cash paid at closing and an initial estimate of $31 million for the fair value of contingent future consideration based on 2025 through 2028 revenue performance and achievement of technology-based milestones. The fair value of contingent consideration liabilities is estimated by discounting contingent payments expected to be made, and may increase or decrease based on changes in milestone achievements and discount rates, with a maximum possible undiscounted value of $45 million. Resilient is reported within the Electrical Americas business segment.
As part of the acquisition, Eaton assumed employee incentives with a maximum payout of $50 million contingent upon achievement of the same revenue performance and technology-based milestones, as well as continued employment with Eaton. The incentives will be paid over three years, starting in 2026 and concluding in 2028. As of December 31, 2025, the Company expects to pay $38 million of employee incentives based on the estimated probability of the milestones being achieved. Compensation expense will be recognized over the requisite service period. Compensation expense of $6 million and $10 million in the three months and year ended December 31, 2025, respectively, was included in Selling and administrative expense on the Consolidated Statements of Income.
Agreement to Acquire Boyd Thermal
On November 2, 2025, Eaton signed an agreement to acquire Boyd Thermal, a U.S. based global leader in thermal components, systems, and ruggedized solutions for data center, aerospace and other end-markets. Boyd Thermal employs more than 5,000 people with manufacturing sites across North America, Asia, and Europe. Under the terms of the agreement, Eaton will pay $9.5 billion for Boyd Thermal. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close in the second quarter of 2026.

Acquisition of Ultra PCS Limited
On January 23, 2026, Eaton acquired Ultra PCS Limited (Ultra PCS) for $1.55 billion, net of cash acquired. Ultra PCS is headquartered in the U.K. with operations in the U.K. and the U.S. Ultra PCS produces electronic controls, sensing, stores ejection and data processing solutions, enabling mission success for global aerospace customers in the air and on the ground. Ultra PCS will be reported within the Aerospace business segment.
Spin-off of Mobility business
On January 26, 2026, Eaton announced its intention to pursue a spin-off of its Mobility business, which consists of its Vehicle and eMobility operating segments, into an independent, publicly traded company. Eaton expects to complete the anticipated spin-off by the end of the first quarter of 2027, subject to customary legal and regulatory requirements and approvals, including final approval of the Company’s Board of Directors and effectiveness of a Form 10 registration statement filed with the Securities and Exchange Commission. The planned spin-off is expected to be completed in a manner that is tax-free to Eaton ordinary shareholders for U.S. federal income tax purposes.

Note 3. ACQUISITION AND DIVESTITURE CHARGES
Eaton incurs integration charges and transaction costs to acquire and integrate businesses, and transaction, separation and other costs to divest and exit businesses. Eaton also recognizes gains and losses on the sale of businesses. A summary of these Corporate items is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2025	2024	2025	2024
Acquisition integration, divestiture charges and transaction costs	$48	$13	$183	$36
Income tax benefit	9	4	38	10
Total charges after income taxes	$40	$9	$145	$26
Per ordinary share - diluted	$0.10	$0.02	$0.37	$0.06
Acquisition integration, divestiture charges and transaction costs in 2025 are primarily related to the following:

•The acquisitions of Fibrebond Corporation, Resilient Power Systems Inc., Ultra PCS Limited, and Exertherm, the expected acquisition of Boyd Thermal, transactions completed prior to 2023, and other charges to acquire and exit businesses.
•Employee transaction and retention award compensation expense related to the acquisition of Fibrebond of $18 million and $82 million in the three months and year ended December 31, 2025, respectively.
•Employee incentive compensation expense related to the acquisition of Resilient of $6 million and $10 million in the three months and year ended December 31, 2025, respectively.
Acquisition integration, divestiture charges and transaction costs in 2024 are primarily related to acquisitions completed prior to 2023, and include other charges and income to acquire and exit businesses, and the reduction in fair value of contingent future consideration from the Green Motion SA acquisition.
Charges in 2025 and 2024 were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net. In Business Segment Information, the charges were included in Other expense - net.

Note 4. RESTRUCTURING CHARGES
During the first quarter of 2024, Eaton implemented a multi-year restructuring program to accelerate opportunities to optimize its operations and global support structure. These actions will better align the Company's functions to support anticipated growth and drive greater effectiveness throughout the Company. Since the inception of the program, the Company has incurred charges of $335 million. This restructuring program is expected to be completed in 2026 and is expected to incur additional expenses related to workforce reductions of $102 million and plant closing and other costs of $38 million, resulting in total estimated charges of $475 million for the entire program. The Company expects mature year benefits of $375 million when the multi-year program is fully implemented.
A summary of restructuring program charges is as follows:

	Three months ended December 31		Year ended December 31
(In millions except for per share data)	2025	2024	2025	2024
Workforce reductions	$16	$42	$81	$120
Plant closing and other	19	28	52	83
Total before income taxes	35	70	133	202
Income tax benefit	8	14	29	43
Total after income taxes	$28	$56	$103	$160
Per ordinary share - diluted	$0.07	$0.14	$0.26	$0.40
Restructuring program charges (income) related to the following segments:

	Three months ended December 31		Year ended December 31
(In millions)	2025	2024	2025	2024
Electrical Americas	$2	$4	$14	$12
Electrical Global	24	18	63	88
Aerospace	10	2	10	9
Vehicle[1]	(10)	8	13	40
eMobility	8	22	18	25
Corporate	2	16	14	29
Total	$35	$70	$133	$202
1The restructuring program liability was adjusted by $12 million in the fourth quarter of 2025 primarily related to true-ups for completed workforce reductions in the Vehicle segment.
These restructuring program charges were included in Cost of products sold, Selling and administrative expense, Research and development expense, or Other expense (income) - net, as appropriate. In Business Segment Information, these restructuring program charges are treated as Corporate items.

Note 5. INTANGIBLE ASSET AMORTIZATION EXPENSE
Intangible asset amortization expense is as follows:

	Three months ended December 31		Twelve months ended December 31
(In millions except for per share data)	2025	2024	2025	2024
Intangible asset amortization expense	$121	$107	$486	$425
Income tax benefit	24	23	101	91
Total after income taxes	$97	$84	$384	$335
Per ordinary share - diluted	$0.25	$0.22	$0.99	$0.84

Contacts

Eaton Corporation plc
Jennifer Tolhurst
Media Relations
+1 (440) 523-4006
jennifertolhurst@eaton.com

Yan Jin
Investor Relations
+1 (440) 523-7558